Exhibit 16.1

Re: Adera Mines Limited

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated October 3, 2006 captioned "Changes in Registrant’s Certifying Accountant” and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Weinberg & Company, P.A. or the approval of such engagement by the Audit Committee.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS
Vancouver, Canada
October 3, 2006